SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)



                                WORLDS.COM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    981918105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               March 22, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


                                Dion R. Friedland
                                28 Sloane Street
                                     Flat #8
                                 London SWIX9NE
                                 United Kingdom
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               - with copies to -

                           Michael G. Tannenbaum, Esq.
                    Tannenbaum Helpern Syracuse & Hirschtritt
                          900 Third Avenue - 13th Floor
                            New York, New York 10022
                                 (212) 508-6700


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 981918105


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Dion R. Friedland
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Republic of South Africa
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           3,430,707 Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,430,707 Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     3,430,707 Shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     17.86% of Common Stock
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 6 Pages

CUSIP No. 981918105

________________________________________________________________________________
Item 1(a).  Name of Issuer:


WORLDS.COM, INC. (the "Issuer")
________________________________________________________________________________
Item 1(b).  Address of Issuer:

WORLDS.COM, INC.
15 Union Wharf
Boston, MA 02109
________________________________________________________________________________
Item 2(a).  Name of Person Filing:


Dion R. Friedland
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:


The address of the reporting person is:

28 Sloane Street
Flat #8
London SWIX9NE
United Kingdom
________________________________________________________________________________
Item 2(c).  Citizenship:


Republic of South Africa
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:


Common Stock, $0.001  Par Value
________________________________________________________________________________
Item 2(e).  CUSIP Number:


981918105
________________________________________________________________________________


                                Page 3 of 6 Pages

CUSIP No. 981918105

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


                                Page 4 of 6 Pages

CUSIP No. 981918105


Item 4.  Ownership.

     (a)  Amount Beneficially Owned:

          As of February 9, 2001, the aggregate of 3,430,707 shares of the Issuer were beneficially owned by: (i) Giant Trading, Inc., a Panamanian corporation, and Hesperus XIX N.V., a Netherlands Antilles corporation, each solely controlled by Mr. Friedland; (ii) the following British Virgin Islands corporations advised by Magnum Fund Management Ltd. of which Mr. Friedland is the chairman: Magnum Select Fund Ltd. and Spectrum Galaxy Fund Ltd.; and (iii) Rosebud Capital Growth Fund Ltd., a British Virgin Islands corporation which is advised by Rosebud Fund Management Ltd., which is advised by Mr. Friedland as director. Mr. Friedland disclaims beneficial ownership of the shares in which he has no pecuniary interest.

     (b)  Percent of Class:

          17.86%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote                       ,

                 3,430,707 Shares

          (ii)  Shared power to vote or to direct the vote                     ,

                0

          (iii) Sole power to dispose or to direct the disposition of          ,

                3,430,707 Shares

          (iv)  Shared power to dispose or to direct the disposition of

                0
Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable

Item 8.   Identification and Classification of Members of the Group.

          Not applicable

Item 9.   Notice of Dissolution of Group.

          Not applicable


                                Page 5 of 6 Pages

CUSIP No. 981918105


Item 10.  Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         2/9/01
--------------------------------------------------------------------------------
Date

  /s/ Dion R. Friedland
--------------------------------------------------------------------------------
Signature


Dion R. Friedland
--------------------------------------------------------------------------------
Name/Title


                                Page 6 of 6 Pages